Exhibit 23.7

D. K. CHHAJER & CO. CHARTERED ACCOUNTANTS	NILHAT HOUSE 11, R. N. MUKHERJEE ROAD GROUND FL., KOLKATA - 700 001 PHONES : 033 - 2262 7280 / 2262 7279 TELE - FAX : 033 2230 - 6106 E-mail : dkchhajer@gmail.com kolkata@dkcindia.com

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We have issued our report dated December 30, 2020, with respect to the consolidated financial statements of Glocal Healthcare Systems Private Limited and its subsidiaries for the years ended March 31, 2020 and 2019 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

For D. K. Chhajer & Co.

Chartered Accountants

Firm Registration No. 304l38E

/s/ Tapan K Mukhopadhyay
(Tapan K Mukhopadhyay) Partner Membership No. 017483

Kolkata, India

April 21, 2021